UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of earliest event reported: November 21, 2017

NovaBay Pharmaceuticals, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-33678	68-0454536
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2000 Powell Street, Suite 1150, Emeryville, CA 94608

(Address of Principal Executive Offices) (Zip Code)

(510) 899-8800

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter). Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02—Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(c)         On November 21, 2017, NovaBay Pharmaceuticals, Inc. (the “Company” or “NovaBay”) appointed Lewis Stuart to serve as the Company’s Chief Commercial Officer, beginning December 1, 2017. The Company and Mr. Stuart executed a new employment agreement on November 21, 2017 (the “Employment Agreement”), effective as of December 1, 2017.

Prior to joining the Company, Mr. Stuart, age 58, served as Vice President, US Oncology, of Genomic Health, Inc., a biotechnological company providing genomic-based diagnostic tests that help optimize cancer care, since 2013, during which time he led a team of over 160 members in marketing, sales, medical affairs, and field operations for Genomic Health’s oncology franchise. From 2010 until 2013, Mr. Stuart served as President and General Manager of Genetic Technologies, Inc., a DNA forensic science company, during which time he established a new US-based molecular diagnostics division, Phenogen Sciences, Inc., for this Australia-based company. Mr. Stuart has also served as Senior Vice President, Commercial, of CV Therapeutics after serving as its Vice President of Sales and Managed Markets (2003-2009), as well as served as Vice President of Marketing for Insmed, Inc. (2002-2003) and Agouron Pharmaceuticals, Inc. (1996-2002). Mr. Stuart received a B.A. degree in Communications and Marketing Management from Virginia Polytechnic & State University, and he is a candidate for an Executive M.B.A. from Northeastern University.

The Employment Agreement provides for at-will employment and a term commencing on December 1, 2017 and continuing until November 30, 2019 unless earlier terminated. The Employment Agreement includes an annual base salary of three hundred thousand dollars ($300,000) (the “Base Salary”). The Employment Agreement additionally includes that the Company will recommend to the Board of Directors that Mr. Stuart be granted an award of 100,000 stock options and 10,000 restricted stock units at the next Board meeting, in December 2017. The exercise price of the stock options will be the closing price of the Company’s common stock on the NYSE American on the grant date, and 25% of the stock options will vest on the first anniversary of the grant date with 6.25% vesting every three months thereafter. The RSUs will vest on August 1, 2018, provided that Mr. Stuart has successfully completed the performance criteria which will be determined and communicated to Mr. Stuart at the end of the second quarter of 2018.

In addition, Mr. Stuart shall have the opportunity to earn an annual performance bonus (the “Annual Bonus”) in an amount up to thirty percent (30%) of his Base Salary. The bonus amount shall be determined by the Board, in its sole discretion, based upon the following factors: (i) the fulfillment, during the relevant year, of specific milestones and tasks delegated, for such year, to Mr. Stuart as set by Mr. Stuart and the Company’s President/CEO and/or the Board, before the end of the first calendar quarter; (ii) the evaluation of Mr. Stuart by the Company’s President/CEO and/or the Board; (iii) the Company’s financial, product and expected progress and (iv) other pertinent matters relating to the Company’s business and valuation. Any bonus will be payable within two and a half (2 ½) months following the end of the year for which the bonus was earned. The Compensation Committee of the Company (the “Committee”) shall have the sole discretion to pay any or all of the annual bonus in the form of equity compensation. Any such equity compensation shall be issued from the Company’s equity incentive plan, and shall be fully vested upon payment.

In the event the Company terminates Mr. Stuart for cause (as defined in the employment agreement), he shall be entitled to any earned but unpaid wages or other compensation (including reimbursements of his outstanding expenses and unused vacation) earned through the termination date. In the event the Company terminates Mr. Stuart without cause (including death or disability) (each as defined in the employment agreement), he shall, subject to his execution of a release of claims in favor of the Company, be entitled to an amount equal to Mr. Stuart’s annualized base salary in effect on the date of separation from service (the “Severance Amount”), which will be paid in twelve (12) equal consecutive monthly installments at the monthly base salary rate in effect at the time of Mr. Stuart’s termination. The Severance Amount shall be in addition to Mr. Stuart’s earned wages and other compensation (including reimbursements of his outstanding expenses and unused vacation) through the date his employment is terminated from the Company. In order to terminate Mr. Stuart for cause, the Company shall give notice to Mr. Stuart specifying the reason for termination and providing a period of thirty (30) days to cure the reason specified. If there is no cure within thirty (30) days or the notified party earlier refuses to effect the cure, the termination shall then be deemed effective.

The foregoing description of the Employment Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Employment Agreement, which is attached hereto as Exhibit 10.1, and incorporated by reference herein.

Item 9.01.     Financial Statements and Exhibits.

(d)     Exhibits.

Exhibit No.	Description
10.1	Employment Agreement with Lewis Stuart, dated November 21, 2017

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NovaBay Pharmaceuticals, Inc.

By:	/s/ Justin Hall
Justin Hall
Senior Vice President, General Counsel

Dated: November 28, 2017